Exhibit 99.13

ALLIANCE CAPITAL MANAGEMENT

Host:  Valerie Haertel

April 28, 2005/4:30 p.m. CDT

ALLIANCE CAPITAL MANAGEMENT

April 28, 2005

4:30 p.m. CDT

Moderator:                                                                                    Ladies and gentlemen, thank you for standing by and welcome to the Alliance Capital First Quarter 2005 Earnings Review.  At this time, all participants are in a listen-only mode.  After the formal remarks, there will be a question and answer session, and I will give you instructions on how to ask questions at that time.  As a reminder, the conference is being recorded and will be replayed for one week.

I would now like to turn the conference over to the host for this call, the Director of Investor Relations for Alliance Capital, Ms. Valerie Haertel.  Please go ahead.

V. Haertel:                              Thank you, Cindy.  Good afternoon, everyone, and welcome to the First Quarter Earnings Review.  As a reminder, this conference call is being Web cast and is supported by a slide presentation that can be found on our Web site at alliancecapital.com.

Presenting our quarterly results today is Jerry Lieberman, President and Chief Operating Officer, and Lew Sanders, Chairman and Chief Executive Officer.  Bob Joseph, our CFO, will also be available to answer questions at the end of our formal remarks.

I would like to take this opportunity to note that some of the information we present today may be forward-looking in nature, and as such, is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our slide presentation and in the risk factor section of our 2005 Form 10-K.  In light of the SEC’s Regulation FD, management will be limited in responding to inquiries from investors and analysts in a non-public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.

At this time, I would like to turn the call over to Jerry Lieberman.  Jerry?

J. Lieberman                          Thank you, Valerie, and good afternoon to everyone on the call.  As is our custom, we will cover a brief overview of the capital markets, which are so essential to how we do financially, how we performed for our clients, which ultimately is the most important leading indicator for future net cash flows; a summary of our financial performance, which of course is of interest to our Unitholders; and a review of our asset flows and the key trends in our distribution channels.

I’ll then turn the call over to Lew whose comments will focus on the changing character of the equity markets and the firm’s near and long-range response to those changes.  Finally, we’ll open up the call for questions of either Lew or me.

So let’s begin with the review of the capital markets on Display three.  Following the impressive returns we experienced during the fourth of 2004, most equity markets around the world declined during the first quarter of 2005 as a renewed spike in oil prices to over $55 per barrel raised concerns about inflation and rising interest rate.  The S&P ended the quarter down 2.1% and the MSCI EAFE index was just about flat.  Although the markets’ response to the Fed’s moves to increase interest rates in 2004 was limited, the markets reacted negatively as interest rates rose across the maturity spectrum in the first quarter of 2005.  Accordingly, bond market returns, as measured by the Lehman Aggregate Bond Index, were negative for the first quarter.

Value style investing once again outperformed growth in the most recent quarter as measured by the respective Russell indexes, continuing the style’s dominance of the last five years.

But, although the quarter’s market performance was weak, when looked at in the context of the last 12 months, return across asset classes were positive.

So how did we perform for our clients?  Turning to the Display four, and referencing the performance of data starting with the slide 23 in the appendix, you will see that we did not perform as well for our clients as we would have liked this quarter.  Our U.S. relative returns were generally lackluster, and in some cases worse, with especially weak performance in our growth services, a topic that Lew will cover in his remarks later in the call.  When you take our relative returns and couple them with the quarter’s negative absolute returns in the U.S. for both equities and fixed income, the results are disappointing indeed.

With that said, generally, our non-U.S. relative returns were considerably better than our U.S. performance with many non-U.S. services producing positive returns.  And in our non-U.S. value base services, performance versus benchmarks was strong in the quarter.  Relative performance was also strong in the last 12 months and for longer time periods with Emerging Markets a clear standout.  While our U.S. Value services have underperformed their benchmarks recently, five-year performance continues to be quite strong.  And importantly, long-term returns remained competitive throughout our product array.  For those of you who are interested, we have added eight displays in the appendix of our performance over various periods to provide additional insights.

Now that I’ve provide some highlights on performance, I like to turn to our firm’s financial results.

As reported in our news release, just after the market closed today, fully diluted alliance holding earnings per unit were $0.58 for the first quarter.  As we announced on April 12th, the earnings came in lower than expectations due to unrealized mark-to-market losses on compensation and plan related investments, lower than expected advisory fees, and unusually high legal and consulting fees related to the SBA trial, all of which I will discuss later in detail.

As shown on Display five, year-over-year first quarter ending AUM increased 9.8%, or $48 billion, to $534 billion.  Average AUM increased by 10.7% to $538 billion, driven by capital market appreciation and increased net asset inflows into both our Institutional Investment Management and our Private Client channels, as both channels realized improved net and gross organic growth rates.  Revenues for the quarter declined ever so slightly, to $750 million as compared to $752 million in the first quarter of 2004.

As detailed on Display six, Base Fees were up by 8.6% as the effect of the increased Private Client and Institutional Investment Management AUM was partially offset by a slightly lower Retail AUM in an unfavorable mix shift in this channel, as well as the lower Institutional Fixed Income fee rates discussed on our call last quarter.

Transaction Charges decreased 51% as a result of unusually low portfolio turnover in our U.S. value services, as compared to above trend turnover last year, coupled with the initial effects of our previously announced restructuring of private client pricing.  As you may recall, this restructuring eliminates transaction charges for most Private Clients while raising fees, a change we started to phase-in this past quarter and we’ll continue to implement through the second quarter.  Our objective with this change is to increase the transparency and predictability of asset management costs.  And while we expect the change to reduce revenue slightly, it will greatly reduce the effects that variation and portfolio turnover has historically had on revenue.

Moving to the lower half of the display where we show fees by distribution channel, you can see a decline in retail fees, primarily resulting from a mix change away from retail mutual funds to separately managed sub-advised accounts.  The revenue increases in Institutional and Private Client are less than their respective AUM increases, primarily as a function of the aforementioned reduction in transaction charges.

Moving ahead to Display seven, you can see Distribution Revenues decreased 7.3% to $108 million.  On Display eight, we show Net Distribution Activity details as they relate to our Retail business and you’ll see that although Distribution Revenues were lower, the decrease was partially offset by lower Distribution Plan Payments, both a function of lower Retail AUM.  Including the amortization of deferred sales commissions, net distribution expense declined by 31.3% to $20 million, resulting from the continuing decline in B-share assets.  As noted

previously, this will favorably impact distribution expenses throughout 2005.

Turning to Display nine, Institutional Research Revenues decreased 5.3% as lower pricing and lower market share were partially offset by higher New York Stock Exchange volume.  On Display 10, you will see that Other Revenues decreased 32%, mainly the result of unrealized mark-to-market losses on investments for deferred compensation plans and lower shareholder servicing fees.  As you know, the firm awards a significant portion of annual incentive compensation on a deferred basis.  We require recipients to select our investment services as notional investments for at least 50% of the deferred compensation awards, thereby aligning their interests with those of our clients. We invest in those services as an economic hedge against our future obligations.  As a result, awards are pegged to the market returns of the underlying investments that our employees choose and their value will fluctuate quarter to quarter.  We record 100% of the unrealized gains and losses on the investments each quarter in accordance with GAAP accounting.  At the same time, because awards vest ratably over four years, we amortize 25% of the award each year, including the cumulative gain or loss as Compensation Expense, resulting in a timing difference in the recognition of unrealized gains or losses and the corresponding increase or decrease in the value of the award.  However, over the four-year period, net expense of the firm will be equal for the amount of the original award.  The variance is significant this quarter due to market declines, which caused unrealized losses during the first quarter of 2005, versus market increases in the prior year’s quarter that resulted in unrealized gains.  In addition, our increased use of deferred compensation over the past few years and the increased use of our investment services for employee investment options resulted in higher investment balances.  We expect to see continued volatility in this line item in future quarters, although on the average, the effect on this line should be positive.  Finally, dividends and interest income increased as the rate environment has changed year-over-year.

Now that I have covered revenues in detail, I’d like to talk about expenses, which begin on Display 11.  As you can see, operating expenses decreased slightly to $571 million, with increases in Employee Compensation and G&A being offset by lower promotion and servicing.  The increase in Compensation Expenses is due primarily to a $6 million increase in Base Compensation resulting from merit increases, including the effect of changing our annual merit cycle from an April to a January effective date. In addition, we have increased our staffing in Research, Legal and

Compliance, as well as I.T. with much, if not all, of this investment spending funded by reductions in operations and staffing and the implementation of other cost and saving measures.  For those of you that are interested, we have provided additional detail on Employee Compensation and Benefits in Display 12, but for the call, I’d like to continue with the more important expense categories on this page.

Promotion and Servicing costs declined 11.3%, primarily the result of lower distribution expenses as I’ve discussed earlier.  Also contributing to the decline were lower distribution services costs and lower printing and mailing expenses, the result of firm-wide cost-saving initiatives.

G&A expenses increased 9.8% to $100 million in the first quarter.  The greatest contributor was higher legal and related expenses resulting from the recently concluded trial in Florida.  We are extremely pleased that this matter was decided in our favor and is behind us.  There will be no appeal and we expect to recover a significant portion of the expenses incurred through our insurance coverage later this year.

Higher SOX 404-related audit and consulting fees contributed to the increase of professional fees year-over-year, some, but not all of which will continue throughout the year.  Finally, in regards to G&A expenses, we did incur a $4 million increase in occupancy and related cost as both our Private Client franchise expanded and we incurred higher telecom and other infrastructure cost.

Now, if we turn to Display 13, we can review Alliance Holding’s results.  Here you can see that Alliance Holding’s share of Net Income of Alliance Capitals earnings is $47 million for the first quarter versus $46 million in the same quarter of last year.  Our diluted Net Income per Unit is $0.58.  Our Distributions per Unit for Alliance Holding will be $0.56 for the quarter.  Last year, our distribution was $0.14 as the distribution was reduced due to the settlement of Mutual Fund Matters and Legal Proceedings in the fourth quarter 2004 after the distribution for that quarter had been declared.  This quarter, we reduced the distribution by $0.02 to cover our recent NASD settlement.

Now, I’d like to review our assets under management starting with the pie charts on Display 14.  For the 12 months ended March 31, 2005, we continued to see significant growth in non-U.S. investment services and non-U.S. clients, a trend that I’ve been pointing out for over a year.  By Service, our non-U.S. AUM was up 39% to $194 million, and by client domicile, our non-U.S. AUM was up 23% to $141 billion.  Few managers cam match the depth and the breadth of our capabilities in research, money management, and client service around the globe, and we believe that this display proves that point.  Lew will discuss our globalization prowess later on the call.

This quarter, non-U.S. clients funded nearly $5.1 billion in new institutional mandates and, impressively, funded a total of $16.4 billion for the 12 months ended March 31st.  In terms of services in the first quarter, $3.1 billion was funded in Global Growth Equities and $4 billion was in Global Value Equities.

Turning to Display 15, you can see just how balanced our product mix is with equities representing 64% of our total AUM, and Fixed Income 36%.  Our AUM services were comprised of Value Equity at $195 billion, Fixed Income at $192 billion, Growth Equity at $118 billion, and $29 billion in Indexed and Structured product services.  What you’ll also see is our Blend services, which combine traditional Alliance capabilities in the Growth arena with traditional Bernstein skills at Value investing, which comprised $54 billion of our AUM with $27 billion in both Value and Growth Equity.  We continue to see increased interest in these services as evidenced by the increase in AUM.  Institutional clients, particularly those outside of the U.S., as well as the consultants who recommend our services, also continue to be very enthusiastic about our Blend services.

Turning to the detailed changes in our AUM shown on Displays 16 and 17, you can see the activity in assets under management for the three-months and 12-months ended March 31, 2005.  I would like to point out that the accelerated inflows into our services have primarily been the result of our significant global presence and we remain optimistic about our prospects for continuing this strong and favorable trend.  Also note that for the quarter, we experienced positive net flows in both our equity and our fixed income investment services, grossing over $19 billion and netting $6 billion, even as market depreciation reduced our AUM by nearly $9 billion.  Unsurprisingly, the highest net flows were in our Value Equity services, at $3 billion, as our international and global Value Equity services continued to outperform and garner significant assets.

Outflows in Growth Equity services stabilized this quarter, and inflows accelerated, producing positive net flows, an encouraging sign, but still not entirely secure as Lew will describe shortly.  Our flows for the 12 months ended March 31st by service are shown on Display 17.  For the

12-month period, primarily due to rising markets in the fourth quarter of 2004, market appreciation and performance increased our AUM by nearly $34 billion, while strong net asset inflows added an additional $20 billion.  As you can see, Value Equity and Fixed Income services experienced significant inflows while Growth Equity services experienced nearly $8 billion in net outflows.

On Display 17, I’d like to remind you that we expect our Fixed Income assets to drop by approximately $27 billion in the second quarter, resulting from the sale of our Cash Management Services to Federated Investors, a quarter in which we will record a gain on the sale.

Let’s turn to Display 18, to start our discussion on our distribution channel highlights.  At March 31, 2005, Institutional assets accounted for 58.3% of our overall AUM, or $311 billion.  Net long-term flows for the three and 12-months ended March were $4 billion and $18 billion, respectively.  We continued to experience strong net asset inflows in Global Value, Global Growth and Blend Equity services, which offset the attrition in our U.S. Large-Cap Equity Growth services, as over 70% of our new mandates this quarter were for non-U.S. services.

In terms of our unfunded pipeline, we see strong interest in all markets including the U.S., Europe, and Asia Pacific.

Let’s turn to Display 19 for a discussion of our Retail channel.  Ending AUM was down 3.7% for the quarter and just under one percent for the 12-month period to $158 billion.

Although we had slightly negative total net asset flows during the quarter, over 50% of those outflows were from the rationalization of our mutual funds.  In the first quarter, we closed mutual funds that we deemed to be no longer strategic to the firm and no longer strategic to our clients, a decision we announced last year.  We expect the rationalization process to conclude by the end of the year.

Our market share of sales in long-term U.S. retail funds remained depressed.  However, our retail business has stabilized overall as other segments of this channel are growing.  Our separately managed account business continues to add AUM, our Luxembourg-based funds experienced positive net flows, and our annuity and subadvised funds continue to see net asset inflows.  We feel we’re making good progress in the subadvised market, which could bode well for flows as the year unfolds.

Finally, we transferred approximately $1 billion in Cash Management assets to Federated Investors this quarter in connection with the previously announced sale of our cash management services.

Turning to the Display 20 for Private Client channel highlights, you can see that our high-net-worth business now has $65 billion in assets under management and just produced our strongest ever net inflows for a quarter.  We continue to invest in this business, opening additional offices and adding staff to existing offices.  Our plan is to open new offices in Atlanta, Denver and San Diego this year.  We continue to see great potential in expanding our presence to include other densely populated markets with the right demographics for our services.

Now, let’s turn to Display 21 to discuss our Institutional Research Services.  As I mentioned earlier, revenues were down approximately 5% to $75 million for the quarter. This was due to decreases in pricing and market share, which was slightly offset by higher market volume.  During the quarter, we expanded the European research team by seven analysts, and in the U.S., we launched two new sectors in the media and automotive industries.  Even though our revenues are down in this channel, our fundamentals are solid and a just recently completed survey of our clients reaffirm the quality of our research where we once again came in first in research quality.

So, to briefly summarize, you should conclude that it was a quarter with very strong gross sales, over $19 billion, and an impressive increase in net sales, $6 billion.  The revenue increases were depressed by two non-controllable variables in the quarter and one plan change.  The first non-controllable variable was the weak capital market performance and its impact on both base fees and other revenues.  The second was lower turnover in our portfolios.  Our new planned private client fee schedule also reduced transaction fees.  Finally, our expenses, although clearly being managed, were hurt by unusually high legal and related costs specifically due to our court case in Florida.

This concludes my formal remarks.  Now, I will turn the call over to Lew, whose comments will focus on what the future holds in regards to changing markets, a changing world and our ever changing firm.  We’ll close the call by taking questions.  Lew?

L. Sanders                                                                                        Thank you, Jerry.  Before taking your questions, let me spend a moment and share with you a few thoughts that might help you better gauge the direction of the firm.  First, I want to put our position in U.S. growth services in some perspective.  These services completed yet another tough quarter in performance to cap a period, which now extends for nearly five years, where the growth style, including our large cap growth services in the U.S., have underperformed the market and have underperformed value. In fact, quite remarkably, the return differential between Russell value and the Russell growth indexes over this span has been a stunning 7,900 basis points.

It probably won’t surprise you to learn then, that the metrics we use to estimate the ex ante alpha latent in each style now point to growth as offering the most potential.  By way of example, just consider the compression of PE ratios since 2000 using the U.S. as a standard.  We began the period with the most richly priced 100 stocks in the S&P 500, at 55 times earnings and the cheapest at eight times;  that relationship is now 20 times for the most expensive and 14 for the cheapest.  Other relationships tell a similar story.  Said another way, the premium associated with superior growth is very low by historical standards in the marketplace today.  In response, the active risk of our growth strategies has been increased to capture the perceived opportunity.  This helps explain why first quarter growth returns fell below benchmark, especially in the U.S.  Our portfolios, skewed to growth attributes as they are, will tend to amplify returns to the style which were, once again, quite negative in the first quarter.

Still, we see amplification as desirable, given the opportunity in growth and thus, we believe we’re well positioned for improved performance when the upturn in this style finally materializes.  In contrast, the ex ante opportunity in value is by our estimates now well below average.  In response, the active risk of our value services has been reduced and is, at present, among the lowest in our history.

Ironically but predictably, cash flows have been strongest in value, not only for us but for the industry at large.  Client choices are, once again, being influenced by trailing relative returns, even as the forces of mean reversion of those returns appear to be building.  Notwithstanding these conditions, as Jerry noted, we did see improved flows in growth services in the first quarter.  In part, the upturn stems from lasting factors.  In particular, the growing acceptance of global research growth, our primary global growth offering, continued growth in Regent, our principal managed account offering, and of course, the strength of style blends which by design, are half growth.

But we remain vulnerable to client impatience with the results of our U.S. growth services, which, after all, still account for a substantial portion of our assets under management in this product area.  So while we think we’re doing the right things, I want to caution you all that the upturn in first quarter flows in the growth component of our business cannot be extrapolated safely.

Second, I think it’s worth stressing that when you look at us, you need to see us through a global lens because that’s the way the company is being managed.  Our institutional and retail distribution units both have global business charters and, while our private client business is currently U.S. centric, it too eventually will become global.

Most importantly, our product platforms are global in character — now, of course they’re designed to drive country-specific mandates too, given the strong home country bias of many clients, especially in the U.S.  But we believe that integrated global mandates will eventually be seen as the superior investment solution even here.  And as such, we expect our business mix to continue to migrate in this direction.

On this score, we expect to launch a tax aware global style blend service for the high end of our private client business during the third quarter.  And we’re working to build the needed administrative and reporting systems to bring this service down market, if you will, to private clients who have lower levels of assets with us.  Such services will improve the quality of our offering and will, in our view, set us still further apart from the competition.

The third point I want to highlight is that you can expect us to continue to invest in research in ways that we think offer the chance to produce informational advantages.  Knowing more and using knowledge better is the mantra of this company, and in our view, is the key to sustainable investment success.  And in the quest to know more, we’re now building a research team in Shanghai in response to the growing significance of China.  Having an on-the-ground understanding of that country has become a strategic imperative since the dynamics of any number of industries are today dominated by developments in China and that influence will likely grow in the years to come.  The goal of this research effort then will be outward looking at first to help us manage money better outside of China.  It will also position us to manage money within the country, but that opportunity we think will develop later.

Finally, as part of our efforts to foster innovation in research, we’ve launched a new unit called Research on Early Stage Growth.  Now, it admittedly has a kind of heroic mission.  Here’s what it is.  To find the next Microsoft, the next Intel, and at the risk of dating myself some, find the next Polaroid, the next Xerox.  Now our industry analysts, theoretically, are on the lookout for such opportunities, but in practice, the pressure to stay current on incumbents often leaves inadequate time to evaluate promising, immature innovations, and that’s what this new team is charged with — no industry boundaries, no geographic constraints, just scour the globe, looking for the next new big thing.  And if we think we found it, we’ll pass the coverage off to industry analysts so that this team can stay on the hunt.  It’s going to be led by a highly accomplished senior research analyst, actually, a sell-sider who recently joined us and we’ll have a staff of four or five people.  It is, of course, highly speculative research — it may turn out that we drill a lot of wells and most of them come up dry.  But we have to try, and in my view, we have a good chance to succeed.

And now for your questions.

V. Haertel                                                                                            Cindy?

Moderator                                                                                       And for today’s call, management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions.  We welcome you to return to the queue to ask follow-up questions.  It is Alliance Capital’s practice to take all questions in the order in which they are received and to empty the queue before ending the call.  And we’ll start with Mark Constant, Lehman Brothers.  Go ahead.

M. Constant                                                                             Good afternoon, guys.  I was tempted to use a question to ask Lew if Polaroid and Xerox were easy startups or not, but I don’t want to waste time on that.  The first question actually relates to the Federated transfer.  I guess actually, kind of part A, which line on page 16 is it.  And then maybe more meaningfully, you guys had said in the past that the gain on the sale would approximate the income from the product and presume that’s not perfect timing.  Can you give us a little sense of how that will play out?

L. Sanders                                                                                        Yes.  We’ll get a gain in the quarter probably about $0.05, Mark, that’s after all the transaction fees and legal.  And then going forward, we’ll be getting things that will more or less compensate for the cost, the opportunity cost of not having the business going forward...

M. Constant                                                                             Earn out type fees that approximate the lost income going forward?

L. Sanders                                                                                        Exactly.  I mean, think of it as an installment sale.

M. Constant                                                                             Got it.

L. Sanders                                                                                        All right?

M. Constant                                                                             Okay.  Which was it on, 16?

L. Sanders                                                                                        I’m sorry.  Which what?

M. Constant                                                                             Which line is that in on the fixed income…?

L. Sanders                                                                                        Cash management, it’ll be the cash management…?

M. Constant                                                                             I’m looking in the page 16, the reconciliation by investment category, just page 16, I guess it is.

L. Sanders                                                                                        This page 16, down fix it’ll be in fixed income.

M. Constant                                                                             It’s in the flow of cash management?

L. Sanders                                                                                        Exactly.

M. Constant                                                                             Okay.  Got it.

L. Sanders                                                                                        That shows the quarter and there’s $2 billion out that quarter, majority of that actually went to Federated in that quarter.

M. Constant                                                                             That was Federated?

L. Sanders                                                                                        Yes.

M. Constant                                                                             Perfect.  Okay.  And then the second question, real quickly, could you just give a sense of the order magnitude in legal?  It looked like the delta could have been in excess of $10 million…?

L. Sanders                                                                                        You’re very close.  Not in excess, but you’re very close to the number.  You’re very, very close to the number.  There will be a little bit more of that in the second quarter because the trial continued into April.  It won’t be anything to that extent, and we expect to get all the money back but the timing is uncertain.  So we should get that back.  We still have some claims in for some legal expenses for this item from previous quarters.  There’s always a timing difference… some of the insurance company.

M. Constant                                                                             Got it.  Okay.  Thanks a lot.

L. Sanders                                                                                        Okay.  Good.

Moderator                                                                                       We have a question from the line of Bill Katz, Buckingham Research.  Go ahead.

B. Katz                                                                                                          Thank you.  Good afternoon.  I appreciate the comprehensive review.  This is more of a qualifier, if you will.  Where would the $10 million show up from the legal?

L. Sanders                                                                                        It’s in the G&A.

J. Lieberman                                                                              Exclusively in G&A.

L. Sanders                                                                                        It’s all in G&A.

B. Katz                                                                                                          Okay.  More meaningful questions; I’m just like curious.  I’m wrestling with your comp sequentially, I guess as I see it, your performance fees were down pretty sharply.  Revenues were down pretty sharply yet your comp was pretty flat.  I recognize you accelerated the merit increases, but is there anything else going on there that may not be sustainable so that—which way would that might go going forward, I guess, the question?

L. Sanders                                                                                        Performance fees are actually—are you looking at sequential numbers?

J. Lieberman                                                                              He’s looking at sequential, Bill, can I can answer that for you.  You’re making the assumption, implicit in your question that there is a proportional relationship between performance fees and compensation and that assumption is not valid.

B. Katz                                                                                                          Okay.  Second question I have is close to private client side.  I’m just wondering if you could sort of provide maybe a little more flavor on where the growth is coming from?  It was quite strong this quarter.  I guess, historically, one of your best, right?  Is it the new productivity gains from sort of flushing out the franchise or greater cross sale, I mean, just a little more color there?

J. Lieberman                                                                              The productivity of our sales force has been an uptrend.  It can be volatile quarter-to-quarter, of course, but it traces a pretty steady up trend for the last number of years.  And as such, you should think of the cash flow improvement as quite broadly based across all regions of the country and not skewed to any particular cohort of financial advisors.

B. Katz                                                                                                          Okay.  Thank you.

L. Sanders                                                                                        Does that help, Bill?

B. Katz                                                                                                          Yes.  It’s helpful.  Thank you.

Moderator                                                                                       Our next question will be from the line of Ken Worthington, CIBC World Markets.  Go ahead.

K. Worthington                                                           Thank you.  Was there any impact FIN 46 in the quarter, and if so, what was it?

L. Sanders                                                                                        No.  We’re finished with FIN 46.

K. Worthington                                                           Excellent.

L. Sanders                                                                                        Thank God.

K. Worthington                                                           And two, when looking at G&A, so as we look to the next quarter or the third quarter, we should really be thinking about a run rate closer to $90 million per quarter as opposed to $100 million a quarter?

L. Sanders                                                                                        No.  I wouldn’t go that far.  We still have some real estate coming on as we get into the year, the leases and things that we took on late last year that we’re building out, that will kind of fix some of that up.  And we’re still going to have some legal expenses from the case.  I don’t think we got all the bills in yet, and we know we won’t, I don’t think we would know.  We don’t know what the reimbursements are going to be and when they’re going to come.

K. Worthington                                                           Okay.  Thank you.

Moderator                                                                                       We’ll now go to the line of Mark Constant, Lehman Brothers.  Go ahead.

M. Constant                                                                             I just want to follow-up, flash out a little more the institutional research services, delta looks like it was down by 5% while daily average—anyway, I see volumes up by 7.5%.  You mentioned both market share and pricing.  I know you had some nice market share gains earlier in the year, but it seems like a big delta, if you will, from a pricing standpoint for that to take place…?

J. Lieberman                                                                              Yes.  You go over year-to-year, Mark.  The effect of pricing is not about 10% it’s…

M. Constant                                                                             On a full year-over-year basis?  On a 12-month basis.

J. Lieberman                                                                              Yes.  Year-to-year basis.  We’ve actually seen it flatten out the last several months.  I think this year, we haven’t seen a lot of deterioration, but during the course of last year, and when you go first quarter this year versus first quarter last year, it’s done about 10%.

M. Constant                                                                             Okay.  So this quarter, sequential, is more of a mean reversion on market share.  Is that fair?  Sequentially?

J. Lieberman                                                                              Obviously, I would describe it as being flat more than a mean reversion.  It seems to have flattened out a little bit.  In fact, it has flattened out.  We reviewed the numbers yesterday.

M. Constant                                                                             Okay.  Thanks.

V. Haertel                                                                                            Operator, is there anyone else in the queue?

Moderator                                                                                       Yes, they’re queuing up right now.

V. Haertel                                                                                            Okay.  Terrific.  Thank you.

Moderator                                                                                       Ken Worthington, CIBC World Market.

K. Worthington                                                           Either in the prepared remarks or in the presentation, I think it was mentioned that attrition in the institutional business is stabilizing.  Is it stabilizing in the growth product?  And if so, is there anything that’s leading to the stability or the stabilization of the attrition?

L. Sanders                                                                                        Yes.  It’s stabilizing the growth services, actually, in the U.S. where attrition is been concentrated.  That reflects, I think, acknowledgment by the client base that the opportunity in that particular segment of the capital market is growing.  And that was reassuring development.  On the other hand, in my formal remarks, I cautioned you to not be completely secure about the durability of those views.  Because the plain fact is that there is a strong correlation between trailing relative performance even if the latent opportunity appears large, and attrition.  So it could be, although there is no sign of adjustment yet, it could be that the attrition can pick up once again if the growth cycle doesn’t turn in the period immediately ahead.

K. Worthington                                                           All right.  thank you.

L. Sanders                                                                                        I do want to add one additional point, though.  Notice that in the first quarter, there was pretty meaningful acceleration for growth inflows in growth.  That’s stemming from what I think are durable investments, largely around the success of global research growth as a global growth platform here but especially abroad, and of course, styled blend which caries along with it our growth products wherever they maybe located regionally.

K. Worthington                                                           Thank you.

Moderator                                                                                       We’ll go to the line of Bill Katz, Buckingham Research.

B. Katz                                                                                                          First one, Lew, I was wondering if you could sort of quantify how much more of the retail business might be at risk relative to the rationalization of the platform?

L. Sanders                                                                                        It’s not material in terms of AUM.

B. Katz                                                                                                          Okay.  Then so in lockstep with that, your share of servicing fees has bounced around a little bit sort of either the quarter-to-quarter or year-to-year.  So how should we be thinking about that on a go forward basis?

J. Lieberman                                                                              They’re not going to go up unless the business changes significantly.  I mean part of this has been rationalization part has been TERs (total expense ratios) …drop the fees.  We want to get lower total expense ratios.  Part of it was us changing our TERs so the client got better returns, and part of it, we rationalized some expenses.  Not all of this is going to the bottom line, Bill, but you won’t see an uptick in this unless the business turns.  We have to get more—the drive is going to be more clients, more accounts.

Although the channel is starting to show some promise, not so much in the retail mutual fund part of the space.

B. Katz                                                                                                          Sorry to labor this point, but given that, why would your revenues be up so strongly sequentially?  Is it just new accounts coming in, that’s why I’m saying the fee reduction?

L. Sanders                                                                                        …for the first it is up.  It could be an adjustment in the fourth.

J. Lieberman                                                                              Bill, what we did is we actually have a change in accounting for certain transaction fees that we incurred. We used to net in the other revenue line.  We’re now showing them gross.  So there’s roughly a $6 million to $7 million gross up, if you will, in both the shareholder servicing expenses, and our revenues and promotion of servicing expenses.  So we’ve adjusted the first quarter of ‘04, you’d have to go back and adjust the fourth quarter of ‘04 and then make the comparison.

B. Katz                                                                                                          Okay.  That’s very helpful.  Thank you very much.

L. Sanders                                                                                        Yes.  No impact to the bottom line.  Quarterly rate, it’s about $6 million to

$7 million per quarter.

B. Katz                                                                                                          Thank you.  Okay.  That’s great.

Moderator                                                                                       Our next question will be from David Haas, Fox Pitt Kelton.

L. Sanders                                                                                        Welcome, David.

D. Haas                                                                                                      Hello.  Thank you.  Just a question relative to Lew’s comments about positioning your performance within the growth industry and in the turn for growth.  I guess my question is, it seems like you positioning yourselves for performance, but if we were to get that shift towards growth sooner rather than later, can you maybe discuss what that would mean for your ability to take share of the flows coming in versus some of the competitors that are out there?  It feels like that there are not too many incumbents right now in the growth space.

L. Sanders                                                                                        That’s an interesting observation on your part.  It reminds me of what the value setting looked like around ‘99 and 2000.  But the point is that a foundation principal, if you will, of portfolio construction is to increase your active wager as the ex-ante alpha opportunity rises and that’s what is underway in growth.  It isn’t a response to any perceived competitive opportunity, it’s the appropriate way to manage the money to the benefit of the client.  Now, when the growth cycle turns and if I accept your hypothesis it turns soon, it should be to our benefit from a competitive point of view.  But I would stress, in terms of new business, with a very long lag.  Because the client response in terms of new clients in any cases, is one that develops with a considerable time lag against improved performance.  On the other hand, the attrition rate should be responsive pretty much immediately.

D. Haas                                                                                                      Okay.  That’s great.  Thank you.

Moderator                                                                                       No more questions in the queue.

V. Haertel                                                                                            Okay, Cindy.  Thank you, everyone, for joining the call.  Please feel free to call investor relations if you have further question.  Have a good afternoon.

Moderator                                                                                       That does conclude your conference for today.  Thank you for your participation and for using AT&T Executive Teleconference.  You may now disconnect.